EXHIBIT 99.1

For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 or bmadison@emisphere.com

Adam Friedman, Adam Friedman Associates
212-981-2529, extension 18 or adam@adam-friedman.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES 2008 THIRD QUARTER
FINANCIAL RESULTS
Conference Call/Webcast to be held Thursday, November 6, 2008 at 10:00 AM EDT

CEDAR KNOLLS, N.J., [November 6, 2008] -- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the third quarter ended September 30, 2008. Emisphere will host a conference call to discuss third quarter results at 10:00 AM EDT Thursday, November 6, 2008. A live Webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-800-762-9441 (United States and Canada) or 1-480-629-9570 (International). In addition, an archive of the Webcast can be accessed through the same link (www.emisphere.com); an audio replay of the call will be available following the conference call by calling 1-800-406-7325 (United States and Canada) or 1-303-590-3030 (International). The conference replay PIN is 3939833.

THIRD QUARTER FINANCIAL RESULTS

For the three months ended September 30, 2008

Emisphere reported a net loss of $5.1 million, or $0.17 cents per basic and diluted shares for the three months ended September 30, 2008, compared to net income of $3.0 million, or $0.10 cents per basic share and $0.09 cents per diluted share for the three months ended September 30, 2007, which included $11.9 million income (net) from the settlement of the lawsuit between Eli Lilly and the Company.

The operating loss for the three months ended September 30, 2008 was $5.7 million, compared to operating income of $3.5 million for the three months ended September 30, 2007.

Total operating expenses were $5.8 million for the three months ended September 30, 2008; a decrease of $3.2 million, or 35%, when compared to $9.0 million for the three months ended September 30, 2007.

Total operating expenses for the three months ended September 30, 2008 include research and development costs of $2.9 million and general and administrative expenses of $2.7 million compared to $5.4 million and $3.4 million respectively, for the three months ended September 30, 2007. Other income for the third quarter of 2008 was $0.6 million, compared to other expense of $0.5 million in the third quarter of 2007.

For the nine months ended September 30, 2008

Emisphere reported a net loss of $16.7 million, or $0.55 cents per basic and diluted shares for the nine months ended September 30, 2008, compared to a net loss of $13.0 million, or $0.46 cents per basic share and $0.50 cents per diluted share for the nine months ended September 30, 2007, which included $11.9 million income (net) from the settlement of the lawsuit between Eli Lilly and the Company.

The operating loss for the nine months ended September 30, 2008 was $18.1 million, compared to an operating loss of $13.2 million for the same period last year.

Total operating expenses were $18.3 million for the nine months ended September 30, 2008; a decrease of $10.6 million, or 36%, when compared to $28.9 million for the nine months ended September 30, 2007.

Total operating expenses for the nine months ended September 30, 2008 include research and development costs of $10.1 million and general and administrative expenses of $7.7 million compared to $16.8 million and $11.2 million respectively, in the nine months ended September 30, 2007. Other income for the nine months ended September 30, 2008 was $1.4 million, compared to other income of $0.2 million in the same period in 2007.

LIQUIDITY

Cash, cash equivalents, and investments as of September 30, 2008 were $11.0 million compared to $13.9 million at December 31, 2007.

The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through April 2009. The Company continues to implement aggressive cost controls to conserve its cash and evaluate both non-dilutive and traditional financing options.

PRODUCT DEVELOPMENTS

Emisphere announced new human clinical data demonstrating a new, more bioavailable oral form of Vitamin B12 and a potential new avenue for addressing the problems of B12 supplementation. As demonstrated by the data, the Eligen® B12 formulation avoids the normal specialized absorption process that limits absorption of Vitamin B12 from current formulations. By circumventing the current absorption process, Eligen® may present an opportunity to reduce the potential uncertainty associated with oral megadoses of Vitamin B12, and may prevent dependence on the substantial number of injections currently taken by millions of individuals.

CLINICAL STUDIES

During this quarter, Emisphere announced Novartis Pharma AG completed recruitment of two Phase III studies exploring the effects of Eligen® and Salmon Calcitonin on osteoporosis and osteoarthritis, respectively.

The Phase III study for the oral osteoporosis treatment is a multi-center study exploring the safety and efficacy of Oral Salmon Calcitonin in the treatment of vertebral fractures in postmenopausal women aged 60-80 with osteoporosis. The three year study includes 4,500+ patients, and will be conducted in North and South America, Europe and Asia.

The osteoarthritis Phase III study will explore the safety and efficacy of an oral formulation of salmon calcitonin to treat patients with osteoarthritis of the knee. This study, which will be used to support the filing with health authorities worldwide, includes more than 1,100 patients between 51 and 80 years of age with a medical history and symptoms of knee osteoarthritis. The study will be conducted mainly in Europe and is estimated to complete during the second half of 2010.

In October 2008, Emisphere also announced that Novartis Pharma AG and Nordic Bioscience initiated a second multi-center Phase III study exploring the safety and efficacy of an oral formulation of salmon calcitonin to treat patients with osteoarthritis of the knee. This second study, designed to meet FDA requirements for US registration, will examine patients between 51 and 80 years of age suffering from painful symptoms of knee osteoarthritis. The study will be conducted in multiple sites, including the U.S., with an estimated completion during the second half of 2011.

During October 2008, Emisphere announced the results of a study conducted by Professor Christoph Beglinger at the University Hospital in Basel, Switzerland, assessing the oral delivery of GLP-1 and PYY3-36 using Emisphere’s proprietary delivery technology. The study showed, for the first time in 12 healthy subjects, that satiety peptides such as GLP-1 and PYY3-36 can be delivered orally in humans with safety and efficiency.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 13, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008.

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS
For the three months and nine months ended September 30, 2008 and 2007
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$77	$571	$246	$3,778

Costs and expenses:
Research and development	2,945	5,364	10,101	16,848
General and administrative expenses	2,680	3,412	7,736	11,196
Loss on disposal of fixed assets	-	-	(135)	-
Depreciation and amortization	192	232	641	815
Total costs and expenses	5,817	9,008	18,343	28,859

Income from settlement of lawsuit:
Proceeds from settlement of lawsuit	-	18,000	-	18,000
Expenses from settlement of lawsuit	-	(6,110)	-	(6,110)
Income from settlement of lawsuit	-	11,890	-	11,890
Operating (loss) income	(5,740)	3,453	(18,097)	(13,191)

Other income and (expense):
Change in fair value of derivative instruments	1,040	(21)	1,242	1,102
Investment and other income	350	188	852	985
Sale of patents	-	-	1,500	-
Interest expense, net	(750)	(664)	(2,182)	(1,931)
Total other income (expense)	640	(497)	1,412	156

Net (loss) income	$(5,100)	$2,956	$(16,685)	$(13,035)

Net (loss) income per share, basic	$(0.17)	$0.10	$(0.55)	$(0.46)
Net (loss) income per share, diluted	$(0.17)	$0.09	$(0.55)	$(0.50)

Weighted average shares outstanding, basic	30,338,174	29,187,151	30,337,442	28,602,819

Weighted average shares outstanding, diluted	30,338,174	32,375,805	30,337,442	28,728,063

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(in thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$9,528	$3,938
Short-term investments	1,498	9,916
Accounts receivable	456	292
Prepaid expenses and other current assets	412	983
Total current assets	11,894	15,129
Equipment and leasehold improvements, net	1,682	2,074
Purchased technology, net	1,376	1,555
Restricted cash	246	246
Other assets	437	477
Total assets	$15,635	$19,481

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$3,057	$2,874
Derivative instruments	1,245	2,487
Deferred revenue, current	23	73
Other current liabilities	80	73
Total current liabilities	4,405	5,507
Notes payable, including accrued interest and net of related discount	29,463	27,320
Deferred revenue, non-current	10,831	-
Deferred lease and other liabilities	316	328
Total liabilities	45,015	33,155

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 100,000,000 shares; issued	306	306
30,630,810 shares (30, 341,078 outstanding) as of September 30, 2008; and
issued 30,626,660 shares (30,336,928 outstanding) as of December 31, 2007
Additional paid-in capital	400,253	399,282
Accumulated deficit	(425,985)	(409,300)
Accumulated other comprehensive gain (loss)	(2)	(10)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)
Total stockholders’ deficit	(29,380)	(13,674)
Total liabilities and stockholders’ deficit	$15,635	$19,481